Exhibit 10.7

Intra-Cellular Therapies, Inc.

February 2, 2007

Kimberly Vanover

13066 Candela Place

San Diego, CA 92130

Re: Offer letter

Dear Kimberly:

INTRA-CELLULAR THERAPIES, INC. (the “Company”) is pleased to offer you the full-time position of Senior Director of Clinical Development. Accordingly, the terms of the Company’s employment offer are as follows:

Your start date will be on March 5, 2007, subject to you being released from a jury duty commitment, and you will report to Dr. Sharon Mates. The Company may change your position, duties, and work location as it deems necessary.

As a salaried employee, your compensation will be $6,375.00 per semi-monthly pay period, less payroll deductions and other withholdings required by law. This semi-monthly compensation is equivalent to $153,000.00 over the course of one year.

You will be considered an introductory employee for the first 90 days of your employment and will be subject to Company policies concerning introductory employees.

You will be eligible for standard Company benefits. The Company may modify compensation and benefits, as permitted by law. Subject to the approval of the Board of Directors, you will also be granted the option to acquire up to 10,000 shares of Company stock at an exercise price equal to the fair market value of the stock on the date of the grant. The options will vest in equal installments over three years. In the event your employment with the Company ends before your option is fully vested, the unvested part of the option will be forfeited. This option grant is conditioned on your execution of the Company’s Stock Option Agreement.

As a Company employee, you will be subject to all Company policies and you will be expected to comply with Company rules and regulations. Your offer of employment is conditioned upon your signing a Proprietary Information, Inventions, and Non-Disclosure Agreement.

The Company expects you to comply with existing obligations you may have, and therefore you will be required in your work for the Company not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you are to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

Confidential

3960 Broadway, 6th Floor, New York, NY 10032 Phone (212) 923-3344 Fax (212) 923-3388

You agree that you will not bring onto Company premises any property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Employment is at-will and nothing contained in this offer letter guarantees employment for any length of time or should be construed as a contract of employment.

Please sign and date this letter, seal it in the enclosed envelope, and return it to me by February 7, 2007 to confirm that you have accepted employment under the terms described above.

We are happy to have you join our Company and we look forward to a productive and enjoyable work relationship.

Sincerely,

/s/ Lawrence J. Hineline
Lawrence J. Hineline VP Finance

ACCEPTED:

/s/ Kimberly Vanover
Signature

3 Feb 2007
Date

Confidential